RESTRICTED STOCK AWARD AGREEMENT
UNDER THE CAMDEN NATIONAL CORPORATION
THIRD AMENDED AND RESTATED MANAGEMENT STOCK PURCHASE PROGRAM

Name of Grantee:
No. of Shares:
Grant Date:

Pursuant to the Camden National Corporation Third Amended and Restated Management Stock Purchase Program (the “Program”), a component program of the 2022 Equity and Incentive Plan, as amended through the date hereof (the “Plan”), Camden National Corporation (the “Company”) hereby grants a Restricted Stock Award (an “Award”) in lieu of a portion of their incentive payment to the Grantee named above. Upon acceptance of this Award, the Grantee shall purchase the number of shares of common stock, no par value per share (the “Restricted Stock”) at a discount (as determined by the Compensation Committee) of the Fair Market Value of the Stock on the date of grant (the “Cost”), of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Program or the Plan, unless a different meaning is specified herein.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless the Grantee shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement.
2.Rights of a Stockholder, Voting, Dividends. Upon the issuance of the shares of Restricted Stock hereunder, the Grantee shall have all the rights of a shareholder with respect to such Restricted Stock, subject, however, to the restrictions and conditions set forth in this Award Agreement, in the Program and in the Plan. Dividends on Restricted Stock shall be paid to the Grantee upon the vesting of the shares of Restricted Stock (as provided for under Section 3 herein), and, unless the Grantee makes a Section 83(b) election, such dividends are treated as ordinary income (i.e., added to W-2, Box 1 earnings) until such Restricted Stock becomes vested and distributed. If the Grantee makes a Section 83(b) election with respect to the Restricted Stock, any dividends paid on such shares will be taxed as dividends. During the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon the Restricted Stock will be retained by the Company and will be paid to the Grantee (without interest) when the Restricted Stock vests and will revert back to the Company if for any reason the Restricted Stock upon which such dividends or other distributions were paid reverts back to the Company. Upon the issuance of the shares of Restricted Stock hereunder, the Grantee shall have the rights of a stockholder of the Company with respect to voting the shares of Restricted Stock.
3.Vesting of Restricted Stock. The restrictions and conditions in this Award Agreement shall lapse on the second anniversary of the Grant Date (the “Vesting Date”), except as provided in Section 4(b). If such date is not a trading date, the Vesting Date shall be the trading date immediately prior to such date. Subsequent to the Vesting Date, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Committee may at any time accelerate the vesting schedule specified in this Section 3.
4.Effect of Termination of Service.
(a)If the Grantee’s Service with the Company terminates for any reason prior to the Vesting Date, except as otherwise provided in the Grantee’s employment agreement, if any, and except as otherwise provided in Section 4(b) below, the Grantee’s unvested Restricted Stock shall be forfeited back to the Company and Grantee shall receive a cash payment equal to the lesser of (i) the Cost of such Restricted Stock or (ii) an amount equal to the number of shares of such Restricted Stock multiplied by the Fair Market Value of a share of Stock on the date of the Grantee’s termination of Service.
(b)Notwithstanding the foregoing:
(i)Death or Disability. Any unvested shares of Restricted Stock shall be fully vested upon a termination of Grantee’s Service due to death or Disability.

(ii)Change of Control. If Grantee’s Service is terminated by the Company or any successor entity thereto without Cause, or Grantee resigns Grantee’s Service for Good Reason, in either case, on or within two (2) years after a Change of Control, (i) any unvested portion of the Award will become fully vested

(including the lapsing of all restrictions and conditions) and (ii) any shares of Stock deliverable pursuant to the Award will be delivered promptly (but no later than fifteen (15) days) following Grantee’s termination of Service.
5.Additional Provisions.
(a)Data Privacy Consent. In order to administer the Plan and this Award Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Award Agreement (the “Relevant Information”). By entering into this Award Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information, subject to applicable law; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
(b)Incorporation of Plan and Program. This Award Agreement shall be subject to and governed by all the terms and conditions of the Plan and the Program, copies of which the Grantee acknowledges having received, including, but not limited to, the powers of the Committee set forth in Section 2(b) of the Plan, the certificate and legends provisions set forth in Section 9 of the Plan, the Change of Control provisions set forth in Section 14 of the Plan, the tax withholding provisions set forth in Section 16 of the Plan, the nonassignability provisions set forth in Section 19(a) of the Plan and the provisions regarding Code Section 409A set forth in Section 26 of the Plan.
(c)Tax Withholding. Except as expressly elected by the Grantee in accordance with the terms of the Plan, the Grantee’s required minimum tax withholding obligation shall be satisfied by the Grantee’s transfer to the Company of such number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
(d)Entire Agreement. This Award Agreement, the Program and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.
(e)No Right to Continued Service or Future Awards. This Award Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary or with respect to any future Awards.
CAMDEN NATIONAL CORPORATION
By:
The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	Grantee’s Signature